SEVENTH AMENDMENT TO LEASE

This Seventh Amendment to Lease (the "**Amendment**") is entered into as of this 1st day of January, 2019 (the "**Effective Date**"), by and between **WP PROPCO III, LLC**, a Delaware limited liability company (the "**Landlord**"), successor by purchase and assignment to Venture Center LLC; and **BANDWIDTH INC.**, a Delaware corporation, formerly known as "Bandwidth.com, Inc." (the "**Tenant**").

WHEREAS, Landlord is the owner[1] of that certain office building located at 900 Main Campus Drive, Raleigh, North Carolina 27606, commonly known as Venture III (the "**Building**"), of the complex known as Venture Center, containing the Building and other buildings, including the building commonly known as Venture I (collectively, the "**Complex**"), which other buildings are owned by affiliates of Landlord, and, pursuant to Landlord's purchase of the Building, Landlord is the "Landlord" under the Lease, defined below, whereby Tenant leases premises in both the Venture I and Venture III buildings;

WHEREAS, pursuant to that certain Office Lease dated January 22, 2013 (the "**Original Lease**"), as amended by the First Amendment to Lease dated October 11, 2013 (the "**First Amendment**"), the Second Amendment to Lease dated September 15, 2014 (the "**Second Amendment**"), the Third Amendment to Lease dated May 15, 2015 (the "**Third Amendment**"), the Fourth Amendment to Lease dated March 21, 2016 (the "**Fourth Amendment**"), the Fifth Amendment to Lease dated September 26, 2016 (the "**Fifth Amendment**"), the Sixth Amendment to Lease dated November 15, 2016 (the "**Sixth Amendment**"), and the Declaration of Lease Commencement dated April 27, 2017 (the "**Declaration**"; the Original Lease, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment and Declaration are hereinafter collectively referred to as the "**Lease**"), Landlord leases to Tenant certain office space located on the First (1st) through Fifth (5th) Floors of the Building consisting of an aggregate of approximately 87,605 rentable square feet of space (the "**Existing Space**"; the premises leased by Tenant from time to time under the Lease are referred to as the "**Premises**") comprised of the following:

Existing Space

Venture III - 87,605 RSF

Suite	Rentable Square Feet
165	7,955
201	8,852
250	1,948
267	7,652
317	5,429
331	4,387
400	25,714
500	25,668

[1] For simplicity, Landlord is referred to herein as the "owner" of the Venture I and Venture III buildings; the parties acknowledge that Landlord is actually the subtenant under a ground lease from The Board of Trustees of the Endowment Fund of North Carolina State University, and Tenant is a sublessee of Landlord.

WHEREAS, also under the Lease, Tenant leases certain office space located on the Third (3rd) and Fourth (4th) Floors of the Venture I building consisting of an aggregate of approximately 40,657 rentable square feet of space (the "**Venture I Space**") comprised of the following:

Venture I Space
40,657 RSF

Suite	Rentable Square Feet
300	17,073
400	23,584

WHEREAS, the Term of the Lease (the "**Term**") commenced on February 1, 2015 and is scheduled to expire on July 12, 2022;

WHEREAS, Landlord and Tenant desire to amend the Lease to extend the Term, expand the Premises leased to Tenant in the Building, reduce the Premises by the Venture I Space, and amend certain other terms and conditions of the Lease as set forth herein;

NOW THEREFORE, in consideration of the above premises, the parties agree as follows:

1. Definitions. Unless otherwise defined herein, the capitalized terms used in this Amendment shall have the same definitions set forth in the Lease.

2. Effective Date. Unless otherwise set forth herein, the agreements contained herein shall be effective as of the Effective Date of this Amendment.

3. Reduction of Premises. Landlord and Tenant acknowledge that, contemporaneously with the execution of this Amendment, Tenant and WP PropCo I, LLC, the owner of Venture I (the "**Venture I Owner**"), have executed a separate agreement whereby Venture I Owner, as "landlord," leases the Venture I Space to Tenant, as "tenant" (such agreement being referred to herein as the "**Venture I Lease**"); consequently, as of the Effective Date hereof (the "**Reduction Date**"), the Premises shall be reduced by eliminating the Venture I Space from the Premises. From and after the Reduction Date, the Premises shall consist solely of the Existing Space. The parties acknowledge and agree that, so long as an affiliate of Landlord owns or is the ground lessee of the Venture I building, an uncured default by Tenant under the Venture I Lease shall also constitute an Event of Default by Tenant under the Lease, as amended herein; and, an uncured Event of Default by Tenant under the Lease, as amended herein, shall constitute a default by Tenant under the Venture I Lease.

4. Extension of Lease Term. The Term of the Lease is hereby extended for a term (the "**Extension Term**") commencing on July 13, 2022 and expiring on January 31, 2024.

5. Expansion of Premises.

   (a) *Expansion Space*. Effective upon the applicable Expansion Date, defined below, the Premises shall be expanded to include the Phase I Space, defined below, and the Phase II Space, defined below (each, a "**Phase**"; collectively, the "**Phases**" and the "**Expansion Space**").

(i) *Phase I Space.* The **"Phase I Space"** shall mean an aggregate of approximately 9,068 rentable square feet of space on the First (1st) Floor of the Building commonly known as Suites 101, 137, and 145 of the Building (the **"Phase I Space"**). The Phase I Space is shown on **Exhibit A** attached hereto and incorporated herein by this reference.

(ii) *Phase II Space.* The **"Phase II Space"** shall mean an aggregate of approximately 21,046 rentable square feet of space, which is comprised of approximately 4,236 rentable square feet of space on the Second (2nd) Floor of the Building, commonly known as Suite 225, and approximately 16,810 rentable square feet of space on the Third (3rd) Floor of the Building, commonly known as Suite 301. The Phase II Space is shown on **Exhibit B** attached hereto and incorporated herein by this reference.

(iii) *Delivery Dates.* Landlord anticipates that both Phases will be delivered to Tenant for Tenant's construction of the improvements to such Phases on or before April 1, 2019 (the **"Scheduled Delivery Date"**). The actual date of delivery of the Phase I Space is referred to as the **"Phase I Delivery Date"**; and the actual date of delivery of the Phase II Space is referred to as the **"Phase II Delivery Date"** (each, a **"Delivery Date"**; collectively, the **"Delivery Dates"**).

(A) *Existing Phase I Lease.* The parties acknowledge that, as of the Effective Date, the Phase I Space is leased by Landlord to another tenant (the **"Existing Phase I Tenant"**), pursuant to a lease (the **"Existing Phase I Lease"**) the term of which is scheduled to expire on June 30, 2019. By its execution of this Amendment, Landlord represents that Landlord is negotiating with the Existing Phase I Tenant to terminate the Existing Phase I Lease prior to June 30, 2019, and that the Scheduled Delivery Date is based on Landlord's ability to recover possession of the Phase I Space on or before the Scheduled Delivery Date. In the event that there is a delay in recovering possession of the Phase I Space beyond the Scheduled Delivery Date, then the sole remedy for such delay shall be that the Phase I Delivery Date shall be the date that Landlord recovers possession of the Phase I Space and can deliver such space to Tenant in the condition required by the terms of this Amendment.

(B) *Existing Phase II Lease.* The parties acknowledge that, as of the Effective Date, the Phase II Space is leased by Landlord to another tenant, pursuant to a lease the term of which is scheduled to expire on March 31, 2019, and that the Scheduled Delivery Date is based on Landlord's ability to recover possession of the Phase II Space on or before the Scheduled Delivery Date. In the event that there is a delay in recovering possession of the Phase II Space beyond the Scheduled Delivery Date, then the sole remedy for such delay shall be that the Phase II Delivery Date shall be the date that Landlord

recovers possession of the Phase II Space and can deliver such space to Tenant in the condition required by the terms of this Amendment.

(iv) *Expansion Dates.* The effective date of the expansion of the Premises to include the Phase I Space (the "**Phase I Expansion Date**") shall be the earlier of (i) the date Tenant commences occupancy of all or any portion of the Phase I Space, for the purpose of conducting Tenant's business in such space; or (ii) thirty (30) days after the Phase I Delivery Date. The effective date of the expansion of the Premises to include the Phase II Space (the "**Phase II Expansion Date**"; each, an "**Expansion Date**"; collectively the "**Expansion Dates**") shall be the earlier of (i) the date Tenant commences occupancy of all or any portion of the Phase II Space, for the purpose of conducting Tenant's business in such space; or (ii) thirty (30) days after the Phase II Delivery Date. Upon the determination of the Expansion Dates, the parties shall execute a certificate confirming such dates, substantially in the form attached hereto as **Exhibit C** and incorporated herein by this reference (the "**Expansion Certificate**"). Effective upon the Expansion Dates, and for the remainder of the Term, as extended herein, the Expansion Space shall become a part of the Premises, and, except as set forth herein to the contrary, Tenant's use and occupancy of the Expansion Space shall be subject to all terms and conditions of the Lease applicable to the Premises. Effective upon the Expansion Date, the Premises will consist of an aggregate of approximately 117,719 rentable square feet of space.

6. <u>Adjustment to Tenant's Rental Obligation.</u> Unless and until adjusted as set forth herein, Tenant's obligation for the payment of Rent shall be and remain governed by the terms of the Lease in effect prior to the Effective Date hereof. Subject to the foregoing, Tenant's obligation to pay Rent under the Lease shall be amended as follows:

(a) *Expansion Year.* The term "**Expansion Year**" applicable to each Phase shall mean each successive twelve (12) month period throughout the Term, as extended herein, commencing on the applicable Expansion Date; provided that the first Expansion Year shall commence on the applicable Expansion Date and expire (i) on the last day of the month preceding the first anniversary of the applicable Expansion Date, if such Expansion Date occurs on the first day of the month; or (ii) on the last day of the month in which the first anniversary of the applicable Expansion Date occurs, if such Expansion Date occurs on a day other than the first day of the month; each subsequent Expansion Year shall commence on the day following the expiration of the previous Expansion Year; and, the last Expansion Year shall expire upon the expiration of the Extension Term, unless the Term of the Lease is further extended after the Effective Date of this Amendment.

(b) *Monthly Base Rent for Expansion Space.* The Monthly Base Rent for the Expansion Space shall be paid by Tenant to Landlord at the time and in the manner specified in the Lease for Rent applicable to the Premises; provided, however, that the Monthly Base Rent applicable to the Expansion Space shall be calculated in accordance with the following charts:

Monthly Base Rent for Phase I Space
Suites 101, 137 and 145
9,068 RSF

Expansion Year	Monthly Amount
Expansion Year 1	$28,964.70*
Expansion Year 2	$29,546.57
Expansion Year 3	$30,135.99
Expansion Year 4	$30,740.52
Expansion Year 5	$31,352.61

**Subject to the Abated Rent provision set forth below*

Monthly Base Rent for Phase II Space
Suites 225 and 301
21,046 RSF

Expansion Year	Monthly Amount
Expansion Year 1	$56,122.67*
Expansion Year 2	$57,245.12
Expansion Year 3	$58,385.11
Expansion Year 4	$59,560.18
Expansion Year 5	$60,752.79

**Subject to the Abated Rent provision set forth below*

(c) *Abated Rent*. Provided that no uncured Event of Default exists at the time of the abatement provided below, Tenant's installment of Monthly Base Rent applicable to each Phase shall be abated during the two (2) full calendar month period commencing on the applicable Expansion Date (the "**Abatement Period**"). This provision shall not be construed to abate any other sums becoming due under the terms of the Lease during the Abatement Period, other than the installments of Monthly Base Rent abated above (collectivley, the "**Abated Rent**"); specifically, Tenant shall continue to be responsible for the timely payment of Monthly Base Rent attributable to the Existing Space during the Abatement Period. The principal amount of the Abated Rent, together with interest thereon calculated at the Default Rate, defined below, shall be amortized evenly over the remainder of the Term, as extended herein, existing as of the expiration of the Abatement Period. Upon the occurrence of an uncured Event of Default, then in addition to all of Landlord's other remedies available under the Lease, Tenant shall also become immediately liable to Landlord for the unamortized portion of the Abated Rent existing as of the date of such uncured Event of Default, and interest shall accrue thereon at the Default Rate. Provided, however, that if Landlord elects to exercise its rights under Section 12.02(A) of the Original Lease to accelerate the entire amount of all Rent and other charges due from Tenant for the balance of the Term (in accordance with the terms of such Section), and Landlord obtains a judgment for, or is paid by Tenant, the entire amount of such accelerated sum, then such judgment for or payment of such accelerated sum shall preclude a separate recovery by Landlord under the foregoing terms of this Section of such unamortized portion of the Abated Rent and any interest thereon. As used herein, the term "**Default Rate**" shall mean

the maximum interest rate permitted by applicable law, or fifteen percent (15%) per annum, whichever is less.

(d) *Monthly Base Rent for Existing Space.* Tenant shall continue to be obligated throughout the Term of the Lease, as extended herein, for the payment of Monthly Base Rent applicable to the Existing Space, which shall continue to be paid at the time and in the manner specified in the Lease, and which shall continue to be calculated in accordance with the terms of the Lease until the commencement of the Extension Term. Effective upon the commencement of the Extension Term, and continuing throughout the Term, as extended herein, the Monthly Base Rent applicable to the Existing Space shall be calculated at the same rates, and adjusted at the same time and in the same manner, as the Monthly Base Rent applicable to the Phase II Space. The Expansion Certificate to be executed by the parties upon the determination of the Expansion Date, as provided above, shall include a chart of the Monthly Base Rent applicable to the Existing Space during the Extension Term, as shown on Exhibit C.

(e) *Base Rent Adjustment.* The Base Rent adjustment provisions of the Lease shall continue to apply to the Existing Space throughout the Extension Term; provided, however, effective as of the commencement of the Extension Term, the definition of "Base Year" shall be modified to be the calendar year 2022. Effective upon the Expansion Date (i) Tenant shall become responsible for the Tenant's Percentage Share of the Operating Cost Adjustment and the Tax Adjustment applicable to the Expansion Space; (ii) Tenant's Percentage Share applicable to the Expansion Space shall be 25.13% percent (25.13%); and (iii) the Base Year applicable to the Expansion Space shall be the calendar year 2019.

(f) *Address for Rental Payments.* All payments of Rent shall be made payable to Landlord and shall be sent to Landlord at the following address:

Lockbox Mailing Address:

WP PropCo III, LLC
PO Box 603812
Charlotte, NC 28260-3812

[*Addresses for payments continued on next page*]

ACH/Wiring Instructions:

Account Name:	WP JV LLC
Account Number:	4555651488
Bank Name:	Wells Fargo Bank, N.A.
ACH Routing Number	121000248
Wire Routing Number	121000248

7. Improvements. The Phases shall be delivered to Tenant free of any items of personal property, and in broom clean condition, but otherwise in their existing "as is" condition as of the applicable Delivery Dates. All improvements to the Expansion Space shall be constructed by Tenant in accordance with the work letter agreement attached hereto as **Exhibit D** and incorporated herein by this reference (the "**Work Letter**"). Except as expressly set forth herein and in the Work Letter, Landlord has made no representations or warranties regarding the condition of the Expansion Space or promises to alter or improve the Expansion Space for Tenant's occupancy, or to improve the Existing Space for Tenant's continued occupancy.

8. Signage. Landlord shall, at Landlord's expense, install one (1) Building standard suite identification sign at the primary entrance into each of the Phases, and one (1) listing on the Building directory, reflecting Tenant's occupancy of the Premises, as expanded herein. All signage on the exterior of the Existing Space shall remain in place. Any additional signage Tenant may desired to be installed shall be at Tenant's sole expense, and shall be subject to Landlord's prior written approval.

9. Renewal Option. Tenant shall have the following option to further extend the Lease:

   (a) *Grant of Renewal Option.* So long as the Lease is in full force and effect; no Event of Default has occurred during the twelve (12) month period prior to Landlord's receipt of the Preliminary Notice, defined below; and no Event of Default exists, at the time of the exercise of the option set forth herein, Tenant is hereby granted the option to further extend the Term of the Lease (the "**Renewal Option**") for one (1) additional period of five (5) years (the "**Renewal Term**"), to commence at the expiration of the Extension Term. The extension of this Lease shall be upon the same terms and conditions of the Lease, except: (i) the Monthly Base Rent and adjustments to Monthly Base Rent applicable during the Renewal Term shall be determined as set forth below; (ii) Tenant shall have no option to extend this Lease beyond the expiration of the Renewal Term; (iii) Tenant shall not have the right to assign its extension rights to any subtenant of the Premises or assignee of the Lease, nor may any such subtenant or assignee exercise or enjoy the benefit of the Renewal Option; and (iv) the leasehold improvements will be provided in their then existing condition at the time the Renewal Term commences.

   (b) *Preliminary Notice.* If Tenant intends to exercise the Renewal Option, Tenant shall provide Landlord with written notice, in accordance with the Notices provision of this Lease, as amended herein (the "**Preliminary Notice**"), of such intention at least twelve (12) months, but no earlier than eighteen (18) months, prior to the expiration of the Extension Term. If Tenant does not provide Preliminary Notice to Landlord,

in accordance with the terms of this paragraph, that Tenant intends to exercise the Renewal Option, then the Renewal Option set forth herein shall expire, and Tenant shall not thereafter have any right to exercise the Renewal Option or otherwise acquire an interest in the Premises after the expiration of the Extension Term.

(c) *Rental Applicable During Renewal Term.* Within thirty (30) days after Landlord's receipt of Tenant's Preliminary Notice, Landlord shall provide Tenant with written notice (the **"Rent Notice"**), of the Monthly Base Rent that will be applicable during the Renewal Term, and the Base Year that will be used for purposes of determining the adjustments to Monthly Base Rent that will be applicable during the Renewal Term (collectively, the **"Renewal Term Rent"**). The Renewal Term Rent shall be determined by Landlord, and shall consist of Landlord's good faith determination of the market rental rate for the Premises as of the commencement of the Renewal Term, taking into consideration such factors as rental for comparable premises in the Building, and in other buildings in the Complex; the applicable base year; rental for comparable premises in existing buildings in the same geographical area as the Building (taking into consideration, but not limited to, use, quality, age and location of the applicable building); the rentable area of the premises being leased; the length of the pertinent rental term; the quality and creditworthiness of the tenant, and such other factors as Landlord may reasonably determine are relevant.

(d) *Renewal Notice.* If, after review of Landlord's determination of the Renewal Term Rent, Tenant elects to exercise the Extension Option, then, no later than fifteen (15) days after Tenant's receipt of Landlord's Rent Notice, Tenant shall provide written notice of such election (the **"Renewal Notice"**) to Landlord in accordance with the Notices provision of this Lease. Tenant shall, within thirty (30) days after presentation by Landlord, execute an amendment to the Lease, which amendment shall reflect the extension of the Term of the Lease through the expiration of the Renewal Term, and the Renewal Term Rent (including the specification of the Monthly Base Rent and the Base Year that will be applicable during the Renewal Term). If, after providing Landlord with Tenant's Preliminary Notice, Tenant does not provide Landlord with the Renewal Notice required hereunder in order to exercise the Renewal Option, then the Renewal Option shall expire; Tenant's Preliminary Notice shall be of no further force or effect; and it shall be as if the Preliminary Notice had never been provided by Tenant to Landlord. If, however, after Tenant provides its Renewal Notice to Landlord, Tenant fails to execute the amendment to the Lease as required by the terms of this paragraph, the Term of the Lease shall nonetheless be extended in accordance with the terms of this Renewal Option.

(e) *Renewal Option Personal to Tenant.* The parties expressly agree that the Renewal Option granted to Tenant herein shall be "personal" to Tenant and may not be exercised if Tenant has assigned the Lease or sublet all or any portion of the Premises; and it may not be exercised by Tenant if Tenant is, at the time that the Renewal Notice is provided by Tenant to Landlord, negotiating with Landlord or a potential assignee or subtenant to either assign the Lease or to sublet all or a portion of the Premises.

10. Parking. The Parking provisions of Paragraph 7 of the Fifth Amendment shall continue to apply throughout the Term, as extended herein; provided however, that as of the Effective Date (i) the aggregate of the parking spaces allocated to Tenant by the parking ratio set forth in such paragraph and any Additional Parking Spaces provided to Tenant, shall not exceed 4.5 parking spaces per 1,000 square feet of rentable square feet in the Premises from time to time; and (ii) the first thirty (30) Additional Parking Spaces provided to Tenant shall be at no charge through the Term, as extended herein, with any additional spaces being provided subject to the parking charges stated in such paragraph.

11. After-Hours Services. HVAC services provided to Tenant outside of Building Operating Hours ("**After-Hours HVAC Services**") shall continue to be provided to Tenant in accordance with the provisions of the Lease; provided however that (i) HVAC services during Building Operation Hours on Saturdays shall be upon reasonable prior notice; and (ii) the second and last sentences of Section 5.02 of the Original Lease, regarding After-Hours HVAC Services, are hereby deleted and replaced with the following provision:

"Tenant may periodically request, and Landlord shall furnish electricity and After-Hours HVAC Services to the Premises, provided Tenant requests such service in accordance with Landlord's procedures in effect from time to time for requesting such service. For After-Hours HVAC Services, Tenant shall reimburse Landlord for this service at the then existing rate being charged in the Building for such services, which, as of the Effective Date hereof, is Fifty Dollars ($50.00) per hour, per tenant, per floor; such rate shall be subject to adjustment if adjusted generally for tenants of the Building."

12. Landlord and Landlord's Notice Address. Section 1.01(B) of the Original Lease is hereby deleted and replaced with the following:

WP Propco III, LLC
Attn: General Counsel
800 N. Magnolia Avenue, Suite 1625
Orlando, Florida 32803

with copies to:

PKY Manager NC, LLC
Attn: Managing Director
1372 Peachtree Street
Atlanta, GA 30309

[*Addresses for notices continued on next page*]

and:

PKY Manager NC, LLC
Attn: Senior Property Manager, Venture Center
1730 Varsity Drive, Suite 115
Raleigh, NC 27607

13. Landlord's Property Manager. The Manager, defined in Section 1.01(Q) of the Original Lease is hereby revised to be PKY Manager NC, LLC, a Delaware limited liability company.

14. Right of First Offer. The parties acknowledge that as a result of the expansion of the Premises set forth above, Tenant will lease the entire rentable area of the Second (2nd) Floor of the Building; accordingly, the Right of First Offer contained in Paragraph 6 of the First Amendment which was applicable to such space is hereby deleted from the Lease.

15. Lender Approval. This Amendment is contingent upon the approval of the lender whose security interest encumbers the Building as of the Effective Date hereof. Landlord shall exert commercially reasonable efforts to obtain such approval as soon as possible following the Effective Date.

16. Agency Disclosure. CB Richard Ellis-Raleigh LLC, (**"Landlord's Authorized Broker"**) represents Landlord's interests in connection with this transaction and shall be paid by Landlord for its services pursuant to separate, written agreement fully executed by Landlord's Authorized Broker and Landlord prior to full execution of this Amendment. Landlord's Authorized Broker has not represented Tenant in this transaction. Tenant warrants and represents that it has had no dealings with any broker in connection with the negotiation or execution of this Amendment other than Landlord's Authorized Broker. Tenant shall indemnify and hold harmless Landlord from and against, any brokerage or leasing commission or finder's fee claimed by any party in connection with this Amendment which may be made by any person, firm or entity, based upon any agreement made or alleged to have been made by Tenant or Tenant's agent or representative, or the conduct or the alleged conduct of Tenant or Tenant's agent or representative.

17. Lease in Effect. Except as modified herein, all terms and conditions of the Lease in effect as of the Effective Date hereof shall be and remain in full force and effect, and the same are hereby ratified and affirmed by Landlord and Tenant.

[*Signatures appear on next page*]

IN WITNESS WHEREOF, the undersigned have sealed and executed this Amendment as of the Effective Date stated above.

"LANDLORD":

WP PROPCO III, LLC,
a Delaware limited liability company

By: ______________________________
Kate Urey, Managing Director

"TENANT":

BANDWIDTH INC.,
a Delaware corporation

By: ______________________________
[Signature]

Typed Name: David Morken__________

Title: ______CEO______________

Q:\073\005 - Venture Center III\Bandwidth\Seventh Amendment draft 2.docx

EXHIBIT A
FLOOR PLAN OF PHASE I SPACE

[*Floor plan of Phase I Space to be attached hereto prior to execution of this Amendment*]


Venture III
Suites 101, 137, 145
ELEC. RM.
3-HOUR STAIR
ELEV.
ELEV.
WOMEN
MEN
ELEVATOR EQUIP. RM.
TELE. CLOSET
2-HOUR STAIR
2 HR. EXIT PASSAGEWAY

EXHIBIT B
FLOOR PLAN OF PHASE II SPACE

[*Floor plan of Phase II Space to be attached hereto prior to execution of this Amendment*]


Venture III
Suite 225


Venture III
Suite 301

EXHIBIT C
CERTIFICATE CONFIRMING EXPANSION DATE

This Certificate Confirming Expansion Date (the "**Certificate**") is entered into this _____ day of ____________, 20__ (the "**Effective Date**"), and is attached to and made a part of the Seventh Amendment to Lease dated ______________, 2018 (the "**Seventh Amendment**"), by and between **WP PROPCO III, LLC**, a Delaware limited liability company (the "**Landlord**") and **BANDWIDTH INC.**, a Delaware corporation (the "**Tenant**").

1. Confirmation of Expansion Dates. The undersigned hereby agree and confirm that the Phase I Expansion Date occurred on ________________, 20___, and the Phase II Expansion Date occurred on ________________, 20___.

2. Monthly Base Rent applicable to Expansion Space. The charts for the Monthly Base Rent applicable to the Expansion Space, set forth in Paragraph 6(b) of the Seventh Amendment, are hereby replaced with the following Monthly Base Rent charts:

Monthly Base Rent for Phase I Space
Suites 101, 137 and 145
9,068 RSF

Period	Monthly Amount
[Insert Dates]	$28,964.70*
[Insert Dates]	$29,546.57
[Insert Dates]	$30,135.99
[Insert Dates]	$30,740.52
[Insert Dates]	$31,352.61

**Subject to the Abated Rent provision set forth in Paragraph 6(c) of the Seventh Amendment*

Monthly Base Rent for Phase II Space
Suites 225 and 301
21,046 RSF

[Insert Dates]	Monthly Amount
[Insert Dates]	$56,122.67*
[Insert Dates]	$57,245.12
[Insert Dates]	$58,385.11
[Insert Dates]	$59,560.18
[Insert Dates]	$60,752.79

**Subject to the Abated Rent provision set forth in in Paragraph 6(c) of the Seventh Amendment*

3. Monthly Base Rent applicable to Existing Space. Monthly Base Rent for the Existing Space during the Extension Term, calculated in accordance with the terms of Paragraph 6(d) of the Seventh Amendment, is shown in the following chart:

[*Monthly Base Rent chart appears on next page*]

Monthly Base Rent for Existing Space
87,605 RSF

Period	Monthly Amount
07/13/22 - Insert Date]	$247,922.15
[Insert Date – 01/31/24]	$252,886.43

IN WITNESS WHEREOF, the undersigned have sealed and executed this Certificate as of the Effective Date stated above.

"LANDLORD":

WP PROPCO III, LLC,
a Delaware limited liability company

By: ______________________________

Name: ______________________________

Title: ______________________________

"TENANT":

BANDWIDTH INC.,
a Delaware corporation

By: ______________________________
[Signature]

Typed Name: ______________________

Title: ______________________________

EXHIBIT D

WORK LETTER

This Work Letter supplements the Amendment to which this Work Letter is attached and, together with the Amendment, governs the construction of the Improvements to the Expansion Space and the Existing Space. All capitalized terms appearing in this Work Letter shall have the same meaning as those appearing in the Amendment or in the Lease, except as expressly modified herein.

1. Delivery of Expansion Space

Landlord shall deliver the Phases comprising the Expansion Space to Tenant in accordance with the terms of the Amendment. The period commencing on the applicable Delivery Date and expiring on the applicable Expansion Date is referred to herein as the "**Construction Period,**" and Tenant's access to a Phase for the purpose of constructing the Improvements to such Phase shall not constitute conducting business from such Phase for the purpose of determining the Expansion Date applicable to such Phase.

2. Improvements

a. The design and construction of the improvements shown in the Final Plans defined below (the "**Improvements**") shall be at the expense of Tenant except to the extent of the Improvement Allowance defined below. The Improvements shall be constructed in accordance with the terms of this Work Letter and the terms of the Lease regarding alterations to the Premises.

b. The cost of the Improvements shall include all "hard" construction costs (e.g., materials) and related "soft" costs (e.g., architectural fees, construction management fees and other indirect construction costs incurred by Tenant or its contractor in constructing the Improvements) incurred by Tenant in constructing the Improvements ("**Tenant's Costs**"). Notwithstanding the construction of the Improvements by Tenant, if construction of the Improvements is managed by Landlord, then Tenant shall pay to PKY Manager NC, LLC ("**PKY Manager,**" an affiliate of Landlord) a construction management fee equal to four percent (4%) of the total cost of the Improvements (the "**Construction Management Fee**"), and if construction of the Improvements is managed by Tenant, then Tenant shall pay to PKY Manager a construction oversight fee equal to one percent (1%) of the total cost of the Improvements (the "**Construction Oversight Fee**"), and in either event, such fee shall be deducted from the Improvement Allowance. The total amount of the Tenant's Costs and the Construction Management Fee or the Construction Oversight Fee (each, a "**Construction Fee**") is referred to herein as the "**Improvement Costs.**"

c. "**Improvement Allowance**" shall mean an allowance equal to the aggregate of (i) Thirty Dollars ($30.00) per rentable square foot of the Expansion Space and (ii) Two Dollars ($2.00) per rentable square foot of Existing Space, to be provided by Landlord as set forth in the Improvement Allowance Section below. The Improvement Allowance may be allocated by Tenant to the Existing Space and/or the Expansion Space in such manner as Tenant determines to be appropriate. The Improvement Allowance shall be made available to Tenant for use during the period commencing on the earlier of the Delivery Dates, defined in Paragraph 5(a)(iii) of the Amendment, and expiring on the last day of the month occurring twelve (12) months after such Delivery Date (the "**Allowance Expiration Date**").

3. Tenant Plans

a. Tenant shall retain an architect reasonably acceptable to Landlord, which architect shall be licensed in the state in which the Building is located (the "**Architect**"), to prepare the Tenant Plans and the Final Plans, defined below.

b. Tenant shall cause the Architect to prepare, and Tenant shall deliver to Landlord for Landlord's approval, the following proposed drawings for the Improvements ("**Tenant Plans**"):

1. architectural drawings (consisting of floor construction plan, ceiling lighting and layout, power and telephone plan);

2. mechanical drawings (consisting of HVAC, electrical, telephone, and plumbing); and

3. finish schedule (consisting of wall finishes, floor finishes, and miscellaneous details).

c. Within ten (10) business days after Landlord receives the Tenant Plans, Landlord shall approve the Tenant Plans or provide comments regarding any objections to the Tenant Plans. Tenant shall then diligently revise the Tenant Plans to address all of Landlord's comments. After the Tenant Plans have been approved by Landlord, Tenant shall proceed to engage a contractor for the construction of the Improvements, pursuant to the terms of this Work Letter. The Tenant Plans as approved by Landlord and Tenant shall be known as the "**Final Plans**."

d. The Tenant Plans and Final Plans shall comply with all applicable Laws. Neither review nor approval by Landlord of the Tenant Plans or Final Plans shall constitute a representation or warranty by Landlord that such plans either (1) are complete or suitable for their intended purpose or (2) comply with applicable Laws, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability, or compliance.

e. Tenant shall not, without Landlord's prior written approval, make any changes to the Final Plans. If Tenant desires to change the Final Plans, Tenant shall, at its expense, provide to Landlord plans and specifications for such change(s). All such plans and specifications shall be subject to Landlord's written approval, which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, immaterial changes may be made to the Final Plans without Landlord's prior approval, provided that Tenant provides Landlord with prior written notice of any such change.

4. **Construction of Improvements**

a. Upon the full execution of the Amendment and the approval by both parties of the Final Plans, Tenant shall proceed to construct the Improvements in accordance with the Final Plans, the Lease and all applicable laws. All work and materials required under the Final Plans shall be equal to, or of a quality superior to, Landlord's specifications standard materials and finishes to be used for construction in the Building ("**Building Standard**").

b. Tenant shall engage the Contractor for the construction of the Improvements in accordance with Section 5 of this Work Letter. Unless otherwise agreed in writing by Landlord and Tenant, all work involved in the construction and installation of the Improvements shall be carried out by Contractor under a direct contract with Tenant.

c. All contractors engaged by Tenant shall be required to comply with the Construction Rules and Regulations for the Building, a copy of which is attached as **Exhibit A** to this Work Letter.

d. The Contractor, and all contractors performing any work in connection with the construction of the Improvements, shall be required to provide evidence of insurance naming as additional insureds Landlord, and all other entities required to be named as additional insureds under the insurance policies Tenant is required to maintain under Section 17 of the Original Lease, and which satisfies the requirements of the Lease and this Work Letter relating to the construction of the Improvements.

e. Under no circumstances will Tenant or Tenant's authorized representatives alter or modify, or in any manner disturb, any Building System, except as shown on and in strict compliance with the Final Plans. Only with Landlord's prior written consent (which may be withheld in Landlord's discretion) and under direct supervision of Landlord shall Tenant or Tenant's authorized representative alter, add to or modify, or in any manner disturb any branch system or installation of the Building which is located within the Premises (for the purposes of this Section "**branch**" shall be defined as that portion of any Building System or component of a Building System which serves to connect or extend Building Systems into the Premises).

f. Notwithstanding anything to the contrary set forth herein, Tenant hereby waives all claims against Landlord for damage to any property or injury to, or death of any person in, on or about the Premises or the Building arising out of or in any way related to the construction of the Improvements in the Premises by Contractor, unless solely caused by, or solely resulting from, the gross negligence or willful misconduct of Landlord, its employees, agents, contractors or representatives, and then only if such damage, injury, death or loss is not covered by insurance of the type required to be carried by Tenant or the Contractor hereunder. Tenant shall, and hereby does agree to, indemnify, defend and hold Landlord harmless from and against any and all claims, causes of action, damages, costs and expenses arising out of the construction of the Improvements, including, but without limitation, personal injury or property damage, the imposition of any lien against the Premises or the Building and matters arising out of the failure of the Improvements to comply with applicable laws. Any claim made by Tenant against Landlord whether under this Work Letter, the Lease or otherwise, shall be subject to the limitation of liability provisions of the Lease.

g. Landlord shall have the right at any time and from time to time to inspect the Premises during the Construction Period. Landlord shall have the right to review and inspect the construction of Improvements by Tenant to ensure compliance with the Final Plans, and in the event that Landlord gives notice to Tenant of non-compliance with the Final Plans, Tenant shall promptly undertake to correct such deficiencies in order to bring the construction of the Initial Improvement into compliance with the Final Plans and all applicable Laws.

h. "**Substantial Completion**" shall mean the date the certificate of occupancy (the "**Certificate of Occupancy**") for a Phase, as improved by the Improvements, is issued by the appropriate governmental authority with jurisdiction over the Building, if a Certificate of Occupancy is required due to the nature of the Improvements to such Phase. Tenant shall provide Landlord with a copy of the Certificate of Occupancy immediately upon Tenant's receipt of same.

i. Tenant shall notify Landlord of the estimated date of Substantial Completion of the Improvements at least seven (7) days prior thereto. Tenant and Landlord shall then set a mutually acceptable time for Tenant's Architect and Landlord to inspect the Premises, at which time Landlord shall prepare and submit to Tenant a punch list of items to be completed. Tenant shall diligently complete the punch list items. Upon completion of the Improvements, Tenant shall furnish Landlord with a complete set of "as-built" construction plans and drawings of the Improvements, in both paper and electronic format as reasonably requested by Landlord.

j. The Contractor and any subcontractors participating in the construction of the Improvements shall guarantee that their work shall be free from any and all defects in workmanship and materials for the period of time which customarily applies in buildings comparable to the Building, but in no event for less than one (1) year after the applicable Expansion Date. The foregoing guarantees of the Contractor and any subcontractors shall include the obligation to repair or replace in a first-class and workmanlike manner, and without any additional charge, all defects in workmanship and materials. All warranties or guarantees as to materials or workmanship on or with respect to the Improvements shall be contained in the contracts and subcontracts for performance of the Improvements and shall be written so that they shall inure to the benefit of Landlord and Tenant as their respective interests may appear, and so that they can be directly enforced by either Landlord or Tenant, and Tenant shall give to Landlord any assignment or other documentation necessary to effectuate the same.

k. Landlord shall own all Building Standard Improvements as part of the Building. All improvements that are above Building Standard ("**Above Standard Improvements**") shall be and remain the property of Tenant, until the expiration or earlier termination of the Lease or Tenant's right to possession of the Premises under this Lease, at which time such Above Standard Improvements shall become the property of Landlord and shall be surrendered to Landlord with the Premises, unless Landlord specifies, at the time of the approval of the installation of such Above Standard Improvements, that Landlord will require Tenant to remove same upon the expiration or earlier termination of the Lease or Tenant's right to possession of the Premises under the Lease. Any required removal of Above Standard Improvements shall be at Tenant's expense, and upon such removal, Tenant shall repair any damage to the Premises resulting from such removal. Tenant shall, at Tenant's expense, be responsible for cleaning and maintaining any Above Standard Improvements in good condition and repair throughout the Term of this Lease. Tenant shall insure all Improvements made within the Existing Space and the Expansion Space, as provided in Section 17 of the Lease.

5. Selection of Contractor

The contractor engaged by Tenant for the construction of the Improvements (the "**Contractor**") shall either be selected by Tenant from Landlord's approved list of contractors for construction in the Building, or shall be such other contractor as may be approved in advance by Landlord. If Tenant wishes to engage any additional contractor other than Contractor to carry out any work associated with the Improvements, any such engagement shall be subject to Landlord's prior written approval. If requested by Landlord to do so, Contractor shall obtain a payment and performance bond issued by a surety company satisfactory to Landlord and naming Landlord, and any mortgagee of Landlord, as additional obligees.

6. Improvement Allowance

a. Landlord shall reimburse Tenant for Tenant's Costs incurred in connection with the construction of the Improvements up to, but not exceeding, the amount of the Improvement Allowance, less the amount of the Construction Fee, in accordance with the terms of this Improvement Allowance Section. Additionally, any Improvement Costs incurred by Landlord shall be deducted from the Improvement Allowance, and applied by Landlord to pay such Improvement Costs as such costs are incurred. The Improvement Allowance shall remain

available to be used by Tenant through the Allowance Expiration Date. Any portion of the Improvement Allowance remaining unused after the Allowance Expiration Date shall be retained by Landlord. In the event the Improvement Costs exceed the amount of the Improvement Allowance, Tenant shall be responsible for timely payment of the entire overage. In no event shall Landlord be obligated to expend more than the Improvement Allowance.

b. After Substantial Completion of the Improvements has occurred, and the final amount of the Improvement Costs has been determined, if the Improvement Costs are less than the Improvement Allowance, then any unused portion of the Improvement Allowance, not exceeding twenty-five percent (25%) of the Improvement Allowance, shall constitute a credit (the "**Credit**") that may be used by Tenant as a reimbursement for Tenant's costs incurred in purchasing furniture, fixtures or equipment ("**FF&E**") for the Expansion Space or the Existing Space or in connection with costs incurred by Tenant in moving into the Expansion Space. Any requested reimbursement for such costs shall be made by Landlord within thirty (30) days following Landlord's receipt of documentation reasonably acceptable to Landlord reflecting the amount of such costs incurred by Tenant, provided that such documentation is received by Landlord prior to the Allowance Expiration Date.

c. No later than thirty (30) days after Landlord's receipt of the Certificate of Occupancy, and all other documents required under this paragraph, Landlord shall reimburse Tenant for Tenant's Costs incurred in designing and constructing the Improvements, in an amount up to but not exceeding the Improvement Allowance less the amount of the Construction Fee; provided, however, that such costs may be paid by Landlord directly to the Architect, the Contractor or any other party if so directed by Tenant. Unless waived by Landlord in writing, no final reimbursement of Tenant's Costs will be made until the following documents have been received by Landlord:

i. a copy of the final Certificate of Occupancy for the Premises, or such other certificate of occupancy as will permit Tenant to occupy and use the Premises;

ii. an AIA-approved completion certificate executed by Contractor, and an AIA-approved application for payment executed by the Architect, both in form and substance reasonably satisfactory to Landlord, or substitutes for such documents that are reasonably acceptable to Landlord;

iii. an affidavit or certificate executed by the Architect, the Contractor and Tenant that the Improvements are complete and constructed in accordance with the Final Plans;

iv. a final contractor's affidavit from Contractor, in a form reasonably satisfactory to Landlord, satisfying the requirements of the laws of the state in which the Building is located in order to extinguish all lien rights in connection with the design and construction of the Improvements;

v. final lien waivers from the Architect and all subcontractors, materialmen, and engineers providing goods or services in connection with the design and construction of the Improvements;

vi. Material Safety Data Sheets for all materials used in the construction of the Improvements;

vii. certified air balance reports from the HVAC contractor;

viii written warranties and maintenance specifications for all components of the Improvements; and

ix. such other documents as may be reasonably requested by Landlord in order to demonstrate that the Improvements are complete; they have been constructed in accordance with the Final Plans and all applicable Laws; and any liens or potential liens that could be filed against the Building or any interest therein have been extinguished.

d. Notwithstanding the foregoing, Tenant may submit requests for interim payments during the Construction Period, provided that such requests may not be made more frequently than every thirty (30) days (the "**Interim Payments**"). Landlord shall pay the Interim Payments, less a retainage of twenty percent (20%) of the amount requested (the "**Retainage**"), to Tenant within ten (10) business days after Landlord's receipt of (i) Tenant's request for payment in a form reasonably acceptable to Landlord evidencing to Landlord's reasonable satisfaction the portion of the Improvements completed through the date of such request and the portion of the Tenant's Costs incurred through the date of such request; (ii) interim lien waivers from the Architect, the Contractor and all subcontractors, materialmen and engineers in a form reasonably acceptable to Landlord and meeting the requirements of applicable law to extinguish all lien rights of such parties in connection with Improvements as completed through the effective date of such lien waivers; and (iii) documentation reasonably acceptable to

Landlord reflecting that Tenant has paid to the appropriate party the amount for which reimbursement is requested by Tenant. In no event shall the Interim Payments exceed the amount of the Improvement Allowance. Final reimbursement of the Improvement Allowance, including the aggregate of the Retainage, will be made in accordance with the provisions Section 6(b) of this Work Letter.

e. After the Improvement Allowance has been expended by Landlord, the principal amount of the Improvement Allowance, together with interest thereon calculated at the rate of twelve percent (12%) per annum, compounded monthly, shall be amortized evenly over the Term, and so long as Tenant does not default in its monetary obligations under the Lease, and fail to cure such default within the applicable period of cure, if any, provided under this Lease, then the balance of the Improvement Allowance shall be reduced each month by the principal amount amortized each month, and upon Landlord's receipt of the final payment of Rent due during the initial Term of this Lease, Tenant shall have no liability to Landlord for the repayment of any portion of the Improvement Allowance or the interest that accrued and was amortized over the initial Term of this Lease. In the event of an uncured Default by Tenant under this Lease, then in addition to all of Landlord's other remedies available under this Lease, Tenant shall also be liable to Landlord for the entire unreduced principal balance of the Improvement Allowance remaining as of the date of default, and interest shall accrue at the Default Rate. Provided, however, that if Landlord elects to exercise its rights under Section 32 of this Lease to accelerate the entire amount of all rent and other charges due from Tenant for the balance of the Term (in accordance with the terms of such Section), and Landlord obtains a judgment for, or is paid by Tenant, the entire amount of such accelerated sum, then such judgment for or payment of such accelerated sum shall preclude a separate recovery by Landlord under the foregoing terms of this Section of the unreduced balance of the Improvement Allowance and any interest thereon.

[*End of Work Letter*]

EXHIBIT A TO WORK LETTER
CONSTRUCTION RULES AND REGULATIONS

1. All construction personnel shall be respectful of all members of the University community. Any kind of disrespect verbal abuse, threatening statements, harassment, unwelcome comments or unwelcome interaction from any construction personnel toward any member of the University community is strictly prohibited, and shall constitute sufficient cause for the University to have permanently removed any specific individuals from the Centennial Campus. In addition, any contractor or contractor's representative who ignores or refuses to take immediate action to remediate any endangerment to the health and safety of the public or the University as solely determined by the Ground Lessor, shall be sufficient cause for the University to request removal of any specific individuals from Centennial Campus. Such action taken by the Ground Lessor shall not constitute ground for delay claim. Ground Lessor and Landlord will not be responsible for any delays caused to the Tenant Work due to any individual being removed from the project.

2. Contractor shall ensure that campus streets connecting to and adjacent to the project are protected from mud, sand, stone, litter, or debris in any form coming from the Premises. Contractor is prohibited from discharging any waste products from concrete trucks, from concrete coring work, or any other unsuitable construction materials or products into the storm sewer system. Contractor shall be charged the cost of clean-up of any such unauthorized discharge from the Premises. Should Contractor damage any campus streets, roads, walks, curbs, landscape, etc., Contractor shall promptly correct damage as directed by University.

3. Parking is extremely limited at the Centennial Campus. Parking of personal vehicles are not allowed on campus. Contractors must confine parking of company vehicles and storage of materials to those that can be accommodated within the limits of the Project. The Contractor is required to follow the Transportation Contractor Parking Policies found on the University's website. Contractor may purchase parking permits.

4. The Tenant and Tenant's contractors shall be aware of the University's concern with maintaining a clean and neat construction site. No construction materials shall be stored outside the Building. Contractor shall ensure that the Complex, Project and Building grounds are free from trash and litter generated by the Contractor. Should trash, litter or debris from the Premises migrate to any adjacent campus areas it shall be removed immediately.

5. Where equipment must cross walkways, landscaping areas, or ramps the contractor shall provide ¾" plywood sheets for protection of these areas.

6. Contractor shall not dump any construction debris, of any kind or type, on the campus. In the event construction debris is inadvertently or intentionally deposited on the campus, such debris shall be removed by the Contractor immediately. Should Contractor fail to remove debris within 24 hours after written notice from the Landlord, the Landlord shall cause the removal of the debris, and charge the cost of the removal to the Contractor.

7. The Contractor shall comply with the following requirements:

   (i) Equipment utilized during the construction activity on a site must be operated and maintained in such a manner as to prevent the potential or actual pollution of the surface or ground waters. Fuels, lubricants, coolants, and hydraulic fluids, or any other petroleum products, shall not be discharged on to the ground or into surface waters. Spent fluids or spills shall be disposed of, or shall be cleaned up to the extent practicable in a manner so as not to enter the waters, surface or ground storm sewers, or drains on private or public (State of N.C.) property and in accordance with applicable state and federal disposal regulations.

   (ii) All wastes composed of construction materials shall be disposed of in accordance with North Carolina General Statutes, Chapter 130A, Article 9 – Solid Waste Management, and rules governing the disposal of solid waste (North Carolina Administrative Code Section 15A NCAC 13B).